Exhibit 99.1

CONTACT INFORMATION:

Investors and Media

Julie D. Tracy

Vice President, Investor Relations and Corporate Marketing                408-548-6687

jtracy@kyphon.com

Kyphon Closes Acquisition of St. Francis Medical Technologies

SUNNYVALE, Calif., January 18, 2007 (PR NEWSWIRE) — Kyphon Inc. (Nasdaq:KYPH) today announced that it has closed the acquisition of St. Francis Medical Technologies, Inc. (“St. Francis”), a privately held, California-based company that manufactures the X-STOP® Interspinous Process Decompression (IPD®) System, the first FDA-approved interspinous process device for treating lumbar spinal stenosis.

The transaction broadens Kyphon’s focus in minimally invasive spine by adding the X-STOP® technology platform to its existing KyphX® balloon kyphoplasty technologies for repairing vertebral compression fractures and its recently launched Functional Anaesthetic Discography™ procedure for diagnosing the source of low back pain.

“The acquisition of St. Francis is a key element in executing our strategy and advancing our mission to become the recognized global leader in restoring spinal function through minimally invasive therapies,” said Richard Mott, Kyphon’s president and chief executive officer. “We believe this is an excellent strategic fit for Kyphon and further expands our innovative treatments for the aging spine to include less invasive treatment of lumbar spinal stenosis.”

Kyphon acquired 100% of the fully diluted equity of St. Francis for $525 million in cash at closing, and additional revenue-based contingent payments of up to $200 million payable in either cash or a combination of cash and stock, at Kyphon’s election. Kyphon financed the transaction through a combination of cash on hand and bank financing, including a $425 million syndicated term loan and $200 - $300 million credit facility, arranged and led by Bank of America N.A.

Kyphon previously announced that it had signed a definitive agreement to acquire St. Francis on December 4, 2006. A further update on the St. Francis acquisition will be provided during Kyphon’s fourth quarter 2006 earnings call, which is presently scheduled for Tuesday, January 30, 2007 at 2:00 p.m. Pacific Time. Interested parties may access the call by dialing 1-800-289-0533 (U.S.) or 913-981-5525 (International). A live webcast of the call will also be available from the Investor Relations section of the company’s corporate Web site at www.kyphon.com. The call will be archived on this site for a minimum of two months.

An audio replay of the call will be available beginning from 6:00 p.m. Pacific Time on Tuesday, January 30, 2007, until 12:00 a.m. Pacific Time on Tuesday, February 20, 2007. To access the replay, dial 888-203-1112 (U.S.) or 719-457-0820 (International) and enter the access code 8484841.

About Kyphon Inc.

Kyphon develops and markets medical devices designed to restore and preserve spinal function and diagnose low back pain using minimally invasive technologies. The company’s products are used in balloon kyphoplasty for the treatment of spinal fractures caused by osteoporosis or cancer, in the Functional Anaesthetic Discography™ procedure for diagnosing the source of low back pain, and in the Interspinous Process Decompression® procedure for treating lumbar spinal stenosis. More information about the company and its products can be found at www.kyphon.com and its patient education Web site, www.spinalfracture.com.

Functional Anaesthetic Discography is a trademark, and Kyphon, KyphX, X-STOP, X STOP, and IPD are registered trademarks of Kyphon Inc.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, those that use words such as “believes,” “may,” and words of similar effect, and specifically include the company’s anticipated business direction and performance. Forward-looking statements are based on management’s current preliminary expectations without taking into account any possible impact from any other future business development transaction and are subject to risks, uncertainties and assumptions, which may cause the company’s actual results to differ materially from the statements contained herein. Material factors that may cause results to differ from the statements made include the significant amount of debt incurred in connection with the transaction, including the restrictions that debt covenants will impose on its future operations, the risk that Kyphon may default on repayment of the debt, and the risk that Kyphon may not be able to refinance that debt on favorable terms; failure to achieve the revenues, cost savings, growth prospects and any or other synergies expected from the proposed transaction; the combined company may require additional capital and may not be able to raise sufficient capital, on favorable terms or at all; delays and challenges associated with integrating the companies; and risks associated with completion of our pending acquisitions of the spinal assets of Disc-O-Tech, including the risk that either or both of those acquisitions may be delayed or not completed for regulatory or other reasons, or may be completed subject to onerous regulatory conditions. Other information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Operating Results,” which can be found in Kyphon’s annual report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 3, 2006 and in Kyphon’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 9, 2006. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof.

###

KYPHG